Exhibit 99.1

U S LIQUIDS INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
FOR THE PERIOD ENDED 6/30/03
(In thousands)
(Unaudited)

		Companies	Pro Forma
	Historical	Sold	Adjustments		Pro Forma

ASSETS		(A)	(B)
CURRENT ASSETS:
Cash and cash equivalents	$3,214	$(374)	$2,126	(1)	$4,966
Accounts receivable, less allowances	25,296	(10,812)			14,484
Inventories	1,785	(1,113)			672
Prepayments and other current assets	3,400	(640)	2,428	(3)(4)	5,188
Current assets of discontinued operations	2,238	—			2,238

Total current assets	35,933	(12,939)	4,554		27,548

PROPERTY, PLANT & EQUIPMENT, net	82,105	(51,489)	(1,424	)(5)	29,192
GOODWILL, net	13,756	(8,397)			5,359
INTANGIBLE ASSETS, net	4,282	(3,295)			987
OTHER ASSETS, net	3,590	(44)	(2,548	)(6)	998
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS	1,239				1,239
NET ASSETS SOLD	—	59,588	(59,588)		—

Total assets	$140,905	$(16,576)	$(59,006)		$65,323

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term obligations	$80,674	$(28)	$(59,787	)(2)	$20,859
Accounts payable	13,690	(5,846)	(713)		7,131
Accrued expenses and other current liabilities	21,724	(3,529)	3,632	(4)	21,827
Current liabilities of discontinued operations	2,075	—			2,075

Total current liabilities	118,163	(9,403)	(56,868)		51,892

LONG-TERM OBLIGATIONS, net of current maturities	2,431	(1,036)	1,166	(2)	2,561
PROCESSING RESERVES, net of current	2,632	(2,632)			—
CLOSURE AND REMEDIATION RESERVES, net of current	3,838	(3,505)			333
OTHER LONG-TERM LIABILITIES	685	—			685
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	427	—			427

Total liabilities	128,176	(16,576)	(55,702)		55,898

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	12,729	—	(3,304	)(7)	9,425

Total liabilities and stockholders’ equity	$140,905	$(16,576)	$(59,006)		$65,323

(A)	Reduction of assets and liabilities as a result of the businesses sold.

(B):

(1)	Total consideration for the sale was $68.0 million; however, $2.0 million was placed in escrow pending the determination of post-closing adjustments. $2.1 million was received to be used to pay various transaction expenses. See (2)-(4) below for application of the remaining $63.9 million and a discussion of the post-closing adjustments.

(2)	$59.7 million was used to reduce the debt outstanding under the Company’s revolving credit facility. The remainder was a note payable to the former owners of a business acquired in 2000 which was part of the sale. In addition, as a result of the post-closing adjustments, the $2 million held in escrow was returned to the buyer and the Company recorded a note payable for $1.2 million.

(3)	$2.3 million was used to establish a trust for future severance of employees as the Company is restructured.

(4)	$1.9 of the proceeds were used to pay deferred interest and fees due on the Company’s credit facility. In addition, approximately $5.3 million of additional reserves were established for expected professional fees and payroll obligations.

(5)	Represents the write-off of fixed assets related to the operational software installed and used at the divisions sold.

(6)	Primarily represents the write-off of the Company’s finite-bonding program that related to the divisions sold. In addition, $600,000 represents a transaction cost obligation that had been previously capitalized and accrued and then subsequently reclassed to the gain/loss — note that the offset of this amount is in accounts payable.

(7)	Represents the estimated pre-tax loss on the transaction had it occurred on June 30, 2003. Due to the change in working capital between June 30, 2003 and July 31, 2003, the closing date of the sale, the actual pre-tax loss calculated to be $1.6 million.